Exhibit 10.10

2011 Stock Incentive Plan – Stock Appreciation Right Agreement

1.           Grant of Stock Appreciation Right.  PDF Solutions, Inc., a Delaware corporation (the “Company”), has authorized the grant to the person (“Participant”) to whom this Agreement is delivered and who is named in the Notice of Grant of Stock Appreciation Right or online Grant Summary, as applicable (the “Notice”), a stock appreciation right (“SAR”) relating to the total number of shares of Common Stock (the "Shares") set forth in such Notice, at the exercise price per Share set forth in the Notice (the “Exercise Price”) subject to the terms, definitions and provisions of the 2011 Stock Incentive Plan (the “Plan”), which is incorporated in this SAR Agreement (the “Agreement”) by reference.  Unless otherwise defined in this Agreement or the Notice, the terms used in this Agreement shall have the meanings defined in the Plan.

(a)           Vesting. This SAR is only exercisable before it expires and then only with respect to the vested portion of the SAR.  This SAR will vest according to the vesting schedule in the Notice (the “Vesting Schedule”).  If Participant takes a leave of absence, the Company may, at its discretion, suspend vesting during the period of leave to the extent permitted under applicable local laws, rules and regulations.

(b)           Acceptance; Cancellation. Participant acknowledges that by electronically accepting the SAR (or instructing the Company in writing to record such acceptance with its designated third-party broker), Participant agrees to be bound by all terms applicable to the SAR, as set forth in this Agreement and the Plan.  Participant must expressly accept the terms and conditions of the SAR as set forth in the Notice, the Agreement and the Plan by electronically accepting the Agreement within ninety (90) calendar days after the Company first makes the Notice available to Participant.  If Participant does not accept this SAR in the manner instructed by the Company, this SAR may be cancelled by the Company in its discretion.

2.           Exercise of SAR. This SAR shall be exercisable during its term in accordance with the Vesting Schedule set forth in the Notice and with the applicable provisions of the Plan as follows:

(a)        Right to Exercise.

(i)           In the event of Participant’s termination of Service, Participant may exercise this SAR as set forth in Section 4 below, and subject to the limitations contained in this Section 2.  Participant is responsible for keeping track of these exercise periods following the termination of Service for any reason.  The Company will not provide further notice of such periods.

(ii)          In no event may this SAR be exercised after the Expiration Date set forth in the Notice.

(b)         Method of Exercise.

(i)           This SAR shall be exercisable by (A) completing the proper “Notice of Exercise” form provided by the Company or its designated broker, which shall state Participant’s election to exercise this SAR, the number of Shares in respect of which this SAR is being exercised, and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan, or (B) following the policies and procedures of the Company's designated broker, as applicable.  Such notice shall be delivered to the Company or its designated broker by such means as are determined by the Company, in its discretion, or its designated broker, as applicable, to constitute adequate delivery.

(ii)          As a condition to the exercise of this SAR and as further set forth in Section 6 of this Agreement and Section 13 of the Plan, Participant agrees to make adequate provision for all local, state, federal, foreign or other applicable tax, withholding, required deductions or other payments, including any income tax, social taxes or social insurance contributions, fringe benefit tax, payroll tax, payment on account or other tax items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”).

(iii)         The Company is not obligated, and will have no liability for failure, to deliver any payment of cash upon exercise of this SAR unless such delivery would comply with all applicable laws, rules and regulations, with such compliance determined by the Company in consultation with its legal counsel.

(iv)         Subject to compliance with all applicable laws, rules and regulations, this SAR shall be deemed to be exercised upon receipt by the Company of the appropriate notice of exercise and the satisfaction of any applicable obligations for Tax-Related Items.

(c)          No Automatic Exercise.  Notwithstanding Section 7(e) of the Plan, this SAR shall not automatically be deemed to be exercised in any circumstance.

3.           Payment upon Exercise.  Upon exercise of all or a portion of this SAR, Participant shall receive from the Company cash equal to the amount by which the Fair Market Value of the Shares subject to the exercised portion of the SAR on the date of exercise exceeds the Exercise Price of the Shares.

4.           Termination of Relationship.  Following the date of termination of Participant’s active Service for any reason (the “Termination Date”) (whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), Participant may exercise this SAR only as set forth in this Agreement, including Section 2 and this Section 4 and vesting will not extended by any notice period (e.g., active Service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any).  The Company shall have the exclusive discretion to determine when Participant is no longer in active Service for purposes of this SAR (including whether Participant may still be considered to be in active Service while on a leave of absence).  If Participant does not exercise this SAR within the termination periods set forth below, this SAR shall terminate in its entirety.  In no event, may this SAR be exercised after the Expiration Date as set forth in the Notice.

(a)          General Termination.  In the event of termination of Participant’s active Service other than as a result of Participant’s Disability or death or Participant’s termination for Cause, Participant may, to the extent Participant is vested in the SAR, exercise this SAR within 90 days after the Termination Date.

(b)          Termination upon Disability of Participant. In the event of termination of Participant’s Service as a result of Participant’s Disability, Participant may, but only within 6 months following the Termination Date, exercise this SAR to the extent Participant is vested in the SAR.

(c)          Death of Participant.  In the event of termination of Participant’s Service as a result of Participant’s death, or in the event of Participant’s death within 30 days following Participant’s Termination Date unless for Cause, this SAR may be exercised at any time within 6 months following the Termination Date or, if later, 6 months following the date of death by Participant’s estate, or by a person who acquired the right to exercise this SAR by bequest or inheritance, but only to the extent Participant is vested in the SAR.

(d)          Termination for Cause.  In the event of termination of Participant’s Service for Cause, this SAR shall immediately terminate in its entirety upon first notification to Participant of such termination for Cause.  If Participant’s Service is suspended pending an investigation of whether Participant’s Service will be terminated for Cause, all Participant’s rights under this SAR, including the right to exercise this SAR, shall be suspended during the investigation period.

5.           Non-Transferability of SAR. This SAR shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily or involuntarily or by operation of law. Notwithstanding the foregoing, should Participant die while holding this SAR, then this SAR shall be transferred in accordance with Participant’s will or the laws of descent and distribution.

6.           Responsibility for Taxes.

(a)          Regardless of any action the Company or Participant’s employer (the “Employer”) takes with respect to any or all Tax-Related Items, Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer.  Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the SAR, including the grant, vesting or exercise of the SAR and the receipt of any cash payment pursuant to exercise of the SAR; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the SAR to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result.  Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)           Prior to the relevant taxable or tax withholding event, as applicable, Participant agrees to make appropriate arrangements with the Company and/or the Employer or their respective agents for the satisfaction of all Tax-Related Items.  In this regard, Participant authorizes the Company and/or the Employer to withhold all applicable Tax-Related Items from any cash payment made pursuant to this Agreement or from any wages or other cash compensation payable to Participant by the Company and/or the Employer.  Participant must pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan or Participant’s exercise of the SAR that cannot be satisfied by the means previously described.  The Company may refuse to honor the exercise and refuse to deliver the cash if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.

7.           Data Privacy.

(a)        Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other SAR materials by and among, as applicable, the Employer, the Company, its Parent, Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

(b)         Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number (or any other social or national identification number), salary, nationality, job title, residency status, any shares or directorships held in the Company, details of all awards or any other entitlement to shares or cash awarded, canceled, exercised, vested, unvested or outstanding, in Participant's favor, for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan ("Data").

(c)           Participant understands that Data may be transferred to E*Trade or such other service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan.  Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country.  Participant understands that Participant may request a list with the names and addresses of any potential recipients of Data by contacting Participant’s local human resources representative. Participant authorizes the Company, E*Trade and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan.

(d)        Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that Participant may, at any time, view Data, request additional information about the storage and processing of  Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting Participant’s local human resources representative in writing.   Further, Participant understands that Participant is providing the consents herein on a purely voluntary basis.  If Participant does not consent, or if Participant later seeks to revoke his or her consent, Participant’s Service relationship and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant the SAR to Participant or administer or maintain the SAR.  Therefore, Participant understands and acknowledges that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan.  For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that Participant may contact Participant’s local human resources representative.

8.           Nature of Grant.

(a)         Participant’s rights, if any, in respect of or in connection with this SAR or any other Award are derived solely from the discretionary decision of the Company to permit Participant to participate in the Plan and to benefit from a discretionary Award.  The Plan may be amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan, the Notice and this Agreement.  By accepting this SAR, Participant expressly acknowledges that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards to Participant or benefits in lieu of SARs or any other Awards even if SARs or other Awards have been granted in the past.  All decisions with respect to future SAR grants, if any, will be at the sole discretion of the Company.

(b)         This SAR, the Shares subject to the SAR and any cash paid upon exercise of  the SAR are not intended to replace any pension rights or compensation.

(c)          This SAR, the Shares subject to the SAR and any  cash paid upon exercise of the SAR and the income and value of the same are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments.

(d)          Participant acknowledges that he or she is voluntarily participating in the Plan.

(e)           This SAR, the Shares subject to the SAR, any cash paid upon exercise of the SAR and Participant’s participation in the Plan shall not create a right to employment or be interpreted to form an employment contract or relationship with the Company, the Employer or any Parent, Subsidiary or Affiliate and shall not interfere with the ability of the Company, the Employer or any Parent, Subsidiary or Affiliate, as applicable, to terminate Participant’s employment relationship (if any).

(f)           The future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty.  If the underlying Shares do not increase in value, the SAR will have no value.

(g)          In consideration of the grant of the SAR, no claim or entitlement to compensation or damages shall arise from forfeiture of the SAR resulting from the termination of Participant’s Service by the Company or the Employer (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any) and, in consideration of the grant of the SAR to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company, the Employer or any Parent or Subsidiary or Affiliate, waives his or her ability, if any, to bring any such claim, and releases the Company, the Employer and any Parent, Subsidiary and Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.

(h)          Participant agrees that unless otherwise provided in the Plan or by the Company in its discretion, the SAR and the benefits evidenced by this Agreement do not create any entitlement to have the SAR or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares.

(i)           Participant acknowledges and agrees that neither the Company, the Employer nor any Parent, Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the SAR or amounts due to Participant pursuant to the SAR.

 9.           No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan or Participant’s exercise of the SAR.  Participant is advised to consult with Participant’s own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the SAR.

10.          Effect of Agreement.  Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof (and has had an opportunity to consult counsel regarding the SAR terms), and hereby accepts this SAR and agrees to be bound by its contractual terms as set forth herein and in the Plan.  Participant hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Company regarding any questions relating to this SAR.  In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of the Notice and this Agreement, the Plan terms and provisions shall prevail (except as set forth in Section 2(c) above).

11.        Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to Participant’s current or future participation in the Plan by electronic means or to request Participant’s consent to participate in the Plan by electronic means.  Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

12.         Miscellaneous.

(a)           Governing Law and Forum.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to such state's conflict of laws principles.  For purposes of any action, lawsuit or other proceedings that may arise directly or indirectly from this Agreement, the parties hereby submit and consent to litigation in the exclusive jurisdiction of the State of California and agree that any such litigation shall be conducted only in the courts of Santa Clara County, California or the federal courts for the United States for the Northern District of California and no other courts.

(b)           Entire Agreement; Enforcement of Rights.  This Agreement, together with the Notice and the Plan, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and therein and merges all prior or contemporaneous discussions between the parties.  Except as contemplated under the Plan, no modification of, or amendment to, this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement.  The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

(c)           Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.

(d)           Notices.  Any notice required or permitted under the terms of this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by confirmed email, telegram, or fax or forty-eight (48) hours after being deposited in the mail, as certified or registered mail, with postage prepaid, and addressed to the Company at the Company’s principal corporate offices or to Participant at the address maintained for Participant in the Company’s records or, in either case, as subsequently modified by written notice to the other party.

(e)           Language. If this Agreement or any other document related to the Plan is translated into a language other than English and the meaning of the translated version is different from the English version, the English version will take precedence.

(f)           Appendix A.  This SAR shall be subject to any special terms and conditions set forth in Appendix A to this Agreement for Participant’s country.  Moreover, if Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  Appendix A constitutes part of this Agreement.

(g)           Imposition of Other Requirements.  The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the SAR, or on any cash paid upon exercise of the SAR, to the extent the Company determines it is necessary or advisable for legal or administrative reasons.  Participant agrees to sign and/or accept any additional agreements or undertakings that may be necessary to accomplish the foregoing.  Furthermore, Participant acknowledges that the laws of the country in which Participant is working or residing at the time of grant, vesting and exercise of the SAR or the receipt of any cash payment pursuant to exercise of the SAR (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject Participant to additional procedural or regulatory requirements that Participant is and will be solely responsible for and must fulfill.

(h)           Successors and Assigns.  The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Company’s successors and assigns.  The rights and obligations of Participant under this Agreement may not be assigned without the prior written consent of the Company.

*           *           *           *

PLEASE PRINT AND KEEP A COPY OF THIS AGREEMENT (INCLUDING APPENDIX A) FOR YOUR RECORDS

2011 Stock Incentive Plan – Stock Appreciation Right Agreement – Appendix A

This Appendix A includes additional terms and conditions that govern the SAR granted to Participant under the Plan if Participant resides in one of the countries listed in this Appendix A.  This Appendix A, including any documents incorporated herein, is part of the Stock Appreciation Right Agreement to which it is attached (the “Agreement”) and contains terms and conditions material to participation in the Plan.  Unless otherwise provided below, capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and the Agreement.

This Appendix A also includes information regarding exchange controls and certain other issues of which Participant should be aware with respect to participation in the Plan.  The information is based on the securities, exchange control, and other laws in effect in the respective countries as of October 2012.  Such laws are often complex and change frequently.  As a result, the Company strongly recommends that Participant not rely on the information in this Appendix A as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time that Participant exercises the SAR or receives cash pursuant to exercise of the SAR.

In addition, the information contained herein is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of a particular result.  Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to Participant’s situation.

Finally, if Participant is a citizen or resident, or is considered a resident, of a country other than the one in which he or she is currently working, or if Participant transfers to another country after the SAR is granted to him or her, the information contained herein may not be applicable.  The Company will determine to what extent the terms and conditions included herein will apply in such situations.

CANADA

Termination of Relationship.  The following provision replaces Section 4 of the Agreement:

Following the date of termination of Participant’s active Service for any reason (the “Termination Date”) (whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), Participant’s right  to exercise this SAR (if any) will terminate effective as of the earlier of (i) the date on which Participant’s Service is terminated or (ii) the date on which Participant receives a notice of termination.  Participant’s right to exercise this SAR will not be extended by any notice period (e.g., active Service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any).  The Company shall have the exclusive discretion to determine when Participant is no longer in active Service for purposes of this SAR (including whether Participant may still be considered to be in active Service while on a leave of absence).  If Participant does not exercise this SAR within the termination periods set forth in the Agreement, this SAR shall terminate in its entirety.  In no event, may this SAR be exercised after the Expiration Date as set forth in the Notice.

CHINA

Vesting and Exercise of SAR.  This provision supplements Section 1(a) and Section 2 of the Agreement:

If Participant is subject to exchange control laws in China, then the SAR shall not vest and be exercisable with respect to any of the Shares unless and until the Company (or a Subsidiary or Affiliate) has received all necessary approvals from the PRC State Administration of Foreign Exchange to permit the exercise of the SAR and the issuance of cash pursuant to the SAR in China, as determined by the Company in its sole discretion.

Exchange Control Restrictions.  If Participant is subject to exchange control laws in China, Participant will be required to immediately repatriate to China any cash received upon exercise of the SAR.  Participant further understands that such repatriation of the cash may need to be effectuated through a special exchange control account established by the Company or a Subsidiary or Affiliate, and Participant hereby consents and agrees that any cash from the exercise of the SARs may be transferred to such account by the Company (or its designated broker) on Participant’s behalf prior to being delivered to Participant.  Participant also agrees to sign any agreements, forms and/or consents that may be reasonably requested by the Company (or the Company’s designated broker) to effectuate such transfers.

Participant understands that the cash may be paid to Participant in U.S. dollars or local currency at the Company’s discretion.  If the cash is paid to Participant in U.S. dollars, Participant understands that he or she will be required to set up a U.S. dollar bank account in China so that the cash may be deposited into this account.  If the cash is paid to Participant in local currency, Participant understands that the Company is under no obligation to secure any particular exchange rate and that the Company may face delays in converting the U.S. dollars to local currency due to exchange control restrictions.

Participant agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

FRANCE

Language Consent.  By executing and submitting the Agreement, Participant confirms that he or she has read and understood the documents relating to the SAR (the Plan, the Notice, the Agreement and this Appendix) which were provided to Participant in the English language.  Participant accepts the terms of these documents accordingly.

Consentement Relatif à la Langue Utilisée.  En signant et renvoyant le présent Contrat, le Participant confirme avoir lu et compris les documents relatifs à cette Attribution de Droits  sur l'augmentation de la valeur des Actions  ("Stock Appreciation Right ") qui lui ont été remis en langue anglaise (le Plan, le Formulaire d`Attribution, le Contrat ainsi que la présente Annexe). Le Participant accepte les termes et conditions afférentes à ces documents en connaissance de cause.

GERMANY

Exchange Control Notification.  Cross-border payments in excess of €12,500 must be reported monthly to the State Central Bank.  Participant will be responsible for obtaining the appropriate form from the bank and complying with the applicable reporting obligations.

ITALY

Data Privacy.  This provision replaces Section 7 of the Agreement:

Participant understands that the Company, the Employer and any Parent, Subsidiary or Affiliate may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any Parent, Subsidiary or Affiliate, details of all SARs, or any other entitlement to shares of stock or cash awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”) and will process such Data for the exclusive purpose of implementing, managing and administering the Plan and in compliance with applicable laws and regulations.

Participant also understand that providing the Company with Data is mandatory for compliance with local law and necessary for the performance of the Plan and that Participant’s refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect Participant’s ability to participate in the Plan.  The Controllers of personal data processing are PDF Solutions, Inc., with registered offices at 333 West San Carlos Street, Suite 1000, San Jose, California U.S.A., and PDF Solutions, Inc. Sede Secondaria with registered offices at Piazza Meda 3, Milano 20100, Italy, which is also the Company’s Representative in Italy for privacy purposes pursuant to Legislative Decree no. 196/2003.

Participant understands that Data will not be publicized, but it may be accessible by the Employer and its internal and external personnel in charge of processing of such Data and by the data processor (the “Processor”), if any.  An updated list of Processors and other transferees of Data is available upon request from the Employer.  Furthermore, Data may be transferred to any brokers, banks or other financial institutions involved in the management and administration of the Plan.  Participant further understands that the Company and/or any Parent, Subsidiary or Affiliate will transfer Data among themselves as necessary for the purpose of implementing, administering and managing Participant’s participation in the Plan, and that the Company and/or any Parent, Subsidiary or Affiliate may each further transfer Data to third parties assisting the Company in the implementation, administration, and management of the Plan, including any requisite transfer of Data to E*Trade or other broker or third party with whom Participant may elect to deposit any cash acquired at exercise of the SARs.  Such recipients may receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing Participant’s participation in the Plan.  Participant understands that these recipients may be acting as Controllers, Processors or persons in charge of processing, as the case may be, in accordance with local law and may be located in or outside the European Economic Area in countries such as in the United States that might not provide the same level of protection as intended under Italian data privacy laws.  Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Data as soon as it has completed all the necessary legal obligations connected with the management and administration of the Plan.

Participant understands that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require Participant’s consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan.  Participant understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, Participant has the right to, including but not limited to, access, delete, update, correct, or terminate, for legitimate reason, the Data processing.  Participant should contact the Employer in this regard.

Furthermore, Participant is aware that Data will not be used for direct marketing purposes.  In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting Participant’s human resources department.

Plan Document Acknowledgment.  By accepting the SAR, Participant acknowledges that he or she has received a copy of the Plan, has reviewed the Plan, the Notice and the Agreement in their entirety and fully understands and accepts all provisions of the Plan, the Notice and the Agreement.  Participant further acknowledges that he or she has read and expressly approves the following sections in the Agreement: Section 2:  Exercise of SAR; Section 4:  Termination of Relationship; Section 6:  Responsibility for Taxes; Section 8:  Nature of Grant; Section 12(a):  Governing Law and Forum; Section 12(f):  Appendix A; Section 12(g):  Imposition of Other Requirements; and the Data Privacy provision above.

Exchange Control Notification.  Participant is required to report on his or her annual tax return: (a) any transfers of cash to or from Italy exceeding €10,000 or the equivalent amount in U.S. dollars; (b) any foreign investments or investments (including cash proceeds from the exercise of SARs) held outside of Italy exceeding €10,000 or the equivalent amount in U.S. dollars, if the investment may give rise to income in Italy; and (c) the amount of transfers to and from Italy which have had an impact during the calendar year on Participant’s foreign investments or investments held outside of Italy.  Participant is exempt from the formalities in (a) if the investments are made through an authorized broker resident in Italy, as the broker will comply with the reporting obligation on behalf of Participant.

JAPAN

There are no country-specific terms and conditions or notifications.

KOREA

Exchange Control Notification.  Exchange control laws require Korean residents who realize US$500,000 or more from any cash payment made pursuant to the SARs to repatriate the proceeds to Korea within eighteen (18) months of the receipt.

TAIWAN

Securities Notification. The offer of the SAR is available only for employees of the Company or its Parent or any Subsidiary or Affiliate.  This is not a public offer by a Taiwanese company; therefore, it is exempt from registration in Taiwan.

Exchange Control Notification.  Participant may acquire and remit foreign currency (including any cash payments received pursuant to the SAR) up to US$5,000,000 per year without justification.  If the transaction amount is TWD500,000 or more in a single transaction, Participant must submit a Foreign Exchange Transaction Form.  If the transaction amount is US$500,000 or more in a single transaction, Participant must also provide  any supporting documentation to the satisfaction of the remitting bank.